EXHIBIT 3.1
Federal Identification
No. 04-2731202

         THE COMMONWEALTH OF MASSACHUSETTS
                William Francis Galvin
            Secretary of the Commonwealth
      ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108
      (General Laws, Chapter 156B, Section 26)

We, STEVEN P. MILTON, PRESIDENT and JOHN D. PITTENGER, CLERK, of
CTC COMMUNICATIONS CORP. located at 360 SECOND AVE., WALTHAM,
MASSACHUSETTS 02154 do hereby certify that at a meeting of the directors of the corporation held on March 25, 1998, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:
                    See Attached Exhibit I.

                    CTC COMMUNICATIONS CORP.
                    Certificate of Vote of Directors
                    Establishing a Class or Series of Stock

                          EXHIBIT I

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Restated Articles of Organization, as amended (the "Articles of Organization"), the Board of Directors does hereby create, authorize and provide for the issuance of Series A Convertible Preferred Stock, par value $1.00 per share, consisting of 666,666 shares, having the designations, preferences and relative and other special rights, qualifications, limitations and restrictions in the form of Exhibit B attached hereto ("Certificate of Designation").

Exhibit B
CTC COMMUNICATIONS CORP.

SERIES A CONVERTIBLE PREFERRED STOCK
CERTIFICATE OF DESIGNATION


_________________________

Pursuant to Section 26 of the
Business Corporation Law of Massachusetts

_________________________


CTC Communications Corp. (the "Corporation"), a corporation organized and existing under the Business Corporation Law of Massachusetts, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Articles of Organization, as amended, and pursuant to the provisions of Section 26 of the Business Corporation Law of Massachusetts, said Board of Directors, by unanimous written consent, adopted the following resolution which remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") by its Articles of Organization, as amended, (hereinafter referred to as the "Articles of Organization"), the Board of Directors does hereby create, authorize and provide for the issuance of Series A Convertible Preferred Stock, par value $1.00 per share, consisting of 666,666 shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

1. Designation. The designation of such series is "Series A Convertible Preferred Stock" (hereinafter in this Certificate of Designation called the "Series A Preferred Stock") and the number of shares constituting such series shall be 666,666, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 14 hereof.

2. Dividends. The holders of Series A Preferred Stock shall be entitled to participate in all dividends that are declared and paid on Common Stock on the same basis as if all of the Series A Preferred Stock had been converted to Common Stock in accordance with Section 7 hereof.

3. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Securities, an amount in cash (the "Liquidation Amount") equal to the greater of (i) the Series A Preference Amount, or (ii) the Minimum Preference Amount, provided, however, if the amount each such holder of Series A Preferred Stock would have received had such holder converted all Series A Preferred Stock held by such holder into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation would be equal to or greater than the Liquidation Amount, the Series A Preferred Stock shall be automatically converted into Common Stock in accordance with the terms herein, effective immediately prior to such liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled with respect to their Senior Preferred Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Senior Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Senior Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Senior Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled to receive on account of their Senior Preferred Stock, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b) Consolidation, Merger, etc. A consolidation or merger of the Corporation with or into any other corporation or corporations (a "merger") other than a merger in which the holders of the Corporation's Common Stock own a majority of the voting power of the surviving corporation, or a Sale of the Corporation, or the effectuation by the Corporation or its stockholders of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "reorganization") shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, provided, however, the transfer of all or substantially all of the Corporation's assets to one or more wholly owned subsidiaries of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 3. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization. Notwithstanding the foregoing, a consolidation, merger, Sale of the Corporation or reorganization shall not be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 3 if (i) the holders of the Requisite Percentage of the Series A Preferred Stock waive in writing the provisions of the preceding two sentences, as applicable and (ii) the Board of Directors of the Corporation consents to such waiver.

(c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the amounts set forth in this Section 3.

4.	Voting.
(a)	Rights of Series A Preferred Stock. Except as otherwise
required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of this Certificate of Designation, the shares of the Series A Preferred Stock shall vote together with the shares of the Corporation's Common Stock and any other shares of the Corporation's stock which, by its terms, is entitled to vote together with the Series A Preferred Stock and the Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the lesser of (i) the whole number of shares of the Corporation's Common Stock issuable upon conversion and exercise of all shares of Series A Preferred Stock and Warrants held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and (ii) the number of shares of Series A Preferred Stock held by such holder multiplied by 2.476.

5.  Special Approval Rights.
(a)	Restricted Actions.  So long as any shares of Series A
Preferred Stock are outstanding, the affirmative vote of the holders of the Requisite Percentage of Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of holders of Series A Preferred Stock called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions (herein, each a "Restricted Action"):
(A)	authorize, or increase or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue additional shares of Series A Preferred Stock or any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or voting rights, senior in right to, or on a parity with, the Series A Preferred Stock or entitling the holders thereof to receive any dividends or distributions (other than stock dividends) at any time when any shares of Series A Preferred
Stock are outstanding; provided however, that nothing contained in this
Section 5 shall restrict the Company from authorizing or issuing (i) Common Stock or warrants or options to acquire Common Stock or (ii) Straight Preferred Stock;
(B)	amend, repeal or change, directly or indirectly, any of the
provisions of the Articles of Organization of the Corporation, as
amended, or the By-laws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely;
(C)	at any time when the outstanding shares of Series A Preferred
Stock and Preferred Stock Derivatives represent at least four and
55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, authorize or effect the declaration or payment of dividends or other distributions (other than stock dividends) upon, or the redemption or repurchase of, any equity securities of the
Corporation other than repurchase of Common Stock from departing employees that has been approved by the Compensation Committee and the Board of Directors; or
(D)	at any time when the outstanding shares of Series A Preferred
Stock and Preferred Stock Derivatives represent at least four and
55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, permit the Board of Directors of the Corporation to consist of more than eleven (11) members.
(b)	Approval.  The approval rights of the holders of shares of
Series A Preferred Stock to authorize the Corporation to take any of the Restricted Actions as provided in this Section 5 may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Series A Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to authorize the Corporation to take any Restricted Action as provided in this Section 5, the presence in person or by proxy of the holders of the Requisite Percentage of Series A Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

6. Compensation Committee. Unless otherwise consented to by the holders of the Requisite Percentage of outstanding Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, the Board of Directors shall elect a Compensation Committee of the Board of Directors consisting of three (3) individuals, one of whom shall be a director designated in writing by the holders of a majority of the Series A Preferred Stock, and the other two of which shall consist of independent directors who are not employed by the Corporation and are not Affiliates of those stockholders who are Affiliates of the Corporation ("Independent Directors"), which Compensation Committee shall be increased by one (1) member, which member shall be the member added pursuant to Section 7.6 of the Purchase Agreement or another member satisfactory to the holders of the Requisite Percentage of outstanding Series A Preferred Stock and the Corporation's chief executive officer. So long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, decisions of the Compensation Committee must be made by the affirmative vote of at least three (3) members. The Compensation Committee shall approve all recommendations to the Board of Directors as to the following, and the Board of Directors shall not have the power to approve any of the following without such recommendation, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, provided however, that nothing contained herein shall restrict the Corporation from honoring its contractual obligations existing on April 10, 1998 and disclosed in the Purchase Agreement:
(i)	the terms of employment, including compensation, of all new
senior management employees;
(ii)	any increases in the compensation or benefits of any senior
management employee;
(iii)	the terms of, and allocations of awards to senior management employees under, any bonus, profit-sharing, or similar incentive plan arrangements;
(iv)	the award of any other incentive or bonus compensation to
senior management employees;
(v)	the issuance of capital stock or Convertible Securities to any employees or directors of the Corporation or its Subsidiaries; and
(vi)	the issuance of capital stock or Convertible Securities to
consultants to the Corporation or its Subsidiaries other than Common Stock, warrants and options to purchase Common Stock representing more than 40,000 shares of Common Stock in the aggregate on a fully diluted basis with respect to all such issuances during any fiscal year.
7.  Conversion Rights.
(a)  Conversion Procedure.
(i)  At any time and from time to time, any holder of Series A
Preferred Stock shall have the right, at its option, to convert all or any portion of each share of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Preference Amount by the Conversion Price in effect on the Conversion Date; provided, however, that in the event of the conversion of Series A Preference Stock pursuant to Section 3(a) or Section 7(g) of this Certificate of Designation, the number of shares of fully paid and nonassessable Common Stock into which each Share of Series A
Preferred Stock shall convert shall be computed by dividing the greater of the Series A Preference Amount or $21.39 by the Conversion Price in effect on the Conversion Date.
Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Sale of the Corporation, such conversion may, at the election of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the consummation of the Sale of the Corporation, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such Sale of the Corporation.
(ii) Subject to the provisions of Section 7(a)(i), each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "Conversion Date"); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
(iii) As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates (or affidavits of loss in form and substance reasonably satisfactory to the Company) evidencing the shares of Series A
Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:
(x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common
Stock as provided in clause (vii) of this Section 7(a); and
(y) a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.
(iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common
Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.
(v) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. The
Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).
(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred
Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
(vii) No fractional shares of Common Stock or script shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.
(b) Conversion Price. The initial conversion price shall be nine dollars ($9.00), which may be adjusted from time to time hereafter (as so adjusted, the "Conversion Price") . If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Section 7(c) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price in effect immediately prior to such issue or sale times
(ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section 7(c)(ii) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 7, the following shall be applicable:

(i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible
Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common
Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.
(ii) Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been duly exercised, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.
(iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Section 7(c) with respect to the issuance of any Excluded Securities.
(iv)  Valuation of Non-Cash Consideration.  In the event that
Convertible Securities are issued for consideration other than cash, the value of such consideration shall be made by a good faith determination by the Board.
(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In any such event all numbers, percentages, computations and the like in this Certificate of Designation shall be deemed modified as necessary to give appropriate effect to such subdivision or combination.
(e) Certain Events. If an event not specified in this Section 7 occurs that has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Section 7 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the intended benefit of the protections provided under this Section 7. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

(f)  Notices.
(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series
A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.
(ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.
(g) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation on the basis set forth in Section 7(a) upon not less than 10 days prior written notice of conversion (the "Conversion Notice") from the Corporation, which Conversion Notice and mandatory conversion shall not be effective unless (i) the average closing bid price (or closing sales price, as applicable) per share for the Corporation's Common Stock on the Nasdaq Stock Market (or such national stock exchange upon which the Corporation's Common Stock is then listed), for the period of thirty (30) consecutive trading days ending on the last trading day prior to the giving of the Conversion Notice, is (aa) in the case of a Conversion Notice given prior to April 10, 2002, at least three hundred percent (300%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period or (bb) in the case of a Conversion Notice given on or after April 10, 2002, at least one hundred percent (100%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period, and (ii) a "Shelf Registration" pursuant to the Registration Rights Agreement with respect to the "Registrable Securities" (including those issuable upon such conversion) shall be effective as of the time the Series A Preferred Stock converts into Common Stock. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. At such time as at least 500,000 shares of Series A Preferred Stock shall have been converted into Common Stock pursuant to this Section 7, all other then outstanding shares of Series A Preferred Stock shall thereupon automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation in the basis set forth in Section 7(a).
As promptly as practicable after such conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to this Section 7. Until such time as a holder of shares of Series A Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

8.  Redemption.
(a) The Series A Preferred Stock may be redeemed (in whole or in part) at the option of the holders of the Requisite Percentage of Series A Preferred Stock on or after the Maturity Date (an "Optional Redemption"). In any such case, the holders of the Requisite Percentage of Series A Preferred Stock shall notify the Corporation in writing of its or their intent to exercise the rights afforded by this Section 8(a) and specify a date not less than 90 nor more than 180 days from the date of such notice on which the Series A Preferred Stock shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of the Series A Preferred Stock of the Optional Redemption Date. The remaining holders have the right to participate in such redemption if they so elect by giving the Corporation written notice to such effect within 20 days of having received such notice. The Corporation shall redeem on the Optional Redemption Date all shares of Series A Preferred Stock being redeemed in cash by wire transfer of immediately available funds in an amount equal to the greater of the Series A Preference Amount of such shares or the Minimum Preference Amount of such shares to the extent funds are legally available for such redemption.
(b) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock entitled to redemption, the holders of shares of Series A Preferred Stock entitled to redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. From and after the Corporation's receipt of an Optional Redemption notice pursuant to Section 8(a), the Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a merger or sale of assets) in order to permit the full and timely redemption of the shares of Series A Preferred Stock entitled to redemption.
(c) If, for any reason, the Corporation fails to redeem all shares of Series A Preferred Stock entitled to redemption on an Optional Redemption Date (i) the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend and voting rights) provided for herein, and (ii) the holders of such unredeemed shares shall have the ongoing right to be redeemed in accordance with this Section 8, together with such rights and remedies as may be available under applicable law.

(d) The notices provided for in this Section 8 shall be sent, if by or on behalf of the Corporation, to the holders of the Series A Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series A Preferred Stock to the Corporation at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of shares of Series A Preferred Stock to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.

9. Status of Reacquired Shares.  Any shares of Series A Preferred
Stock redeemed pursuant to Section 8 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

10. Rank. The Series A Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.

11. Identical Rights. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.

12. Certificates. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement as required by
Section 27(c)(2) of the Business Corporation Law of Massachusetts.

13. Amendments. Any provision of these terms of the Series A Preferred Stock may be amended, modified or waived if and only if the holder of the Requisite Percentage of Series A Preferred Stock has consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Certificate of Designation.

14.  Definitions.
"Affiliate or Affiliates" shall mean with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) under the Securities Act of 1933, as amended, as in effect on April 10, 1998, if such Person were issuing securities. "Articles of Organization" shall mean the Articles of Organization of the Company, as amended from time to time.
"Certificate of Designation" shall mean this Certificate of Designations of the Series A Preferred Stock.
"Common Stock" shall mean the Corporation's Common Stock, $.01 par value.
"Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into, exercisable or exchangeable for Common Stock at such time.
"Conversion Price" shall have the meaning set forth in Section 7(b) hereof.
"Convertible Securities" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchanged for Common
Stock.
"Excluded Securities" shall mean any (a) Common Stock or Convertible Securities outstanding as of April 10, 1998 and disclosed in the Purchase Agreement, (b) Common Stock issuable upon the exercise, conversion or exchange of Convertible Securities described in clause
(a), or (c) Common Stock or warrants or options to acquire Common Stock issued after April 10, 1998 to (i) employees, directors or consultants to the Corporation or its subsidiaries with the approval of the Compensation Committee to the extent such approval is required under
Section 5(c) hereof, (ii) lenders who are not Affiliates of the Corporation as partial consideration for senior debt financing to the Corporation, (iii) equipment lessors who are not Affiliates of the Corporation as partial consideration for equipment lease financing to the Corporation, (iv) licensors who are not Affiliates of the Corporation as partial consideration for license agreements with the Corporation, (v) bond and Straight Preferred Stock purchasers as partial consideration for issuances of debt securities or Straight Preferred Stock pursuant to underwritten public offerings of such debt securities or Straight Preferred Stock under the Securities Act of 1933, as amended, (vi) bond and Straight Preferred Stock purchasers as partial consideration for issuance of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation, with respect to each such offering, proceeds of at least $75,000,000 (net of any interest or dividend escrows or similar arrangements), (vii) bond and Straight Preferred Stock purchasers as partial consideration for issuances of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation with respect to each such offering, proceeds of at least $40,000,000 (net of any interest or dividend escrows or similar arrangements) sold to at least five purchasers, who are not Affiliates of one another, (viii) any Persons (including the stockholders or owners of Persons) as all or part of the consideration paid for the acquisition of ownership interests in, or assets of, such Person unless
(aa) such Person is an Affiliate of the Corporation (other than a Subsidiary) or (bb) Affiliates of the Corporation collectively own more than ten percent (10%) of the ownership interests in such Person or
(ix) to Comm-Tract Corp. and Comm-Tract Corp. of New York or their owners in consideration for the acquisition of said companies by the Corporation involving the issuance of Common Stock at a price which is not less than $9.00 per share. For purposes of clause (viii) above, the value of consideration other than cash received by the Corporation in return for the issuance of Common Stock shall be determined in good faith by the Board.
"Independent Directors" shall have the meaning set forth in Section 6 hereof.
"Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than (i) the Series A Preferred Stock and (ii) any other shares of the Corporation's preferred stock (a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series A Preferred Stock and
(b) are issued in compliance with this Certificate of Designation. "Maturity Date" shall mean April 9, 2003; provided however, that if, on or before October 9, 1998, the Corporation completes and closes a debt financing yielding the Corporation proceeds of at least $75,000,000
(net of any interest escrow or similar arrangement), then the Maturity Date shall mean the earlier of April 9, 2010 or the 180th day following the stated maturity date of such debt.
"Minimum Preference Amount" shall mean $25.41 per share of Series A Preferred Stock.
"Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.
"Preferred Stock" shall mean the Series A Preferred Stock.
"Preferred Stock Derivatives" shall mean any Common Stock or
Convertible Securities issued to holders of Series A Preferred Stock in exchange therefor, as a stock dividend thereon, in respect thereof in connection with a stock split or recapitalization or in connection with the exercise of preemptive rights pertaining thereto pursuant to the Purchase Agreement.
"Purchase Agreement" shall mean that certain Securities Purchase
Agreement dated as of April 10, 1998 among the Purchasers named therein and the Corporation, as it may be amended from time to time.
"Purchase Price" of any share of Series A Preferred Stock shall be $18.00.
"Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Corporation and the holder(s) of the Series A Preferred Stock, as it may be amended from time to time. "Required Consent" shall have the meaning set forth in Section 5. "Requisite Percentage" shall mean a majority.
"Restricted Action" shall have the meaning set forth in Section 5.
"Sale of the Corporation" shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock);
or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.
"Senior Preferred Stock" shall mean the Series A Preferred Stock and any other preferred stock of the Corporation designated by the Corporation in accordance with this Certificate of Designation, the terms of which preferred stock provide for it to be treated as Senior Preferred Stock for purposes of the particular sections herein in which the term "Senior Preferred Stock" is used.
"Series A Preference Amount" shall mean, as of any date, an amount per share of Series A Preferred Stock equal to the Purchase Price increasing from the date of issuance of such share through the date in question at a rate of nine percent (9%) per annum, compounding semi-annually in arrears from the date of issuance and prorated on a daily basis for partial periods.
"Series A Preferred Stock" shall mean the Corporation's Series A
Preferred Stock, $1.00 par value.
"Straight Preferred Stock" shall mean preferred stock of the Corporation which (i) is neither a Convertible Security nor convertible into or exchangeable for any other security other than preferred stock meeting the requirements of this definition or debt securities, (ii) is issued solely for cash payable upon issuance, (iii) accrues dividends only at a rate or rates fixed in the certificate of designation or amendment to the Articles of Organization designating such preferred stock, (iv) has no voting rights other than as required by law, (v) entitles the holders thereof to receive, in the aggregate, not more than the purchase price therefor plus the amount of any accrued unpaid dividends in respect thereof, and (vi) does not otherwise directly or indirectly alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely. "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity. "Warrants" shall mean the Warrants issued pursuant to the Purchase Agreement to purchase 133,333 shares of Common Stock, as adjusted from time to time.
15. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

SIGNED UNDER THE PENALTIES OF PERJURY, this 10th day of April, 1998, /s/ Steven P. Milton, President
/s/ John D. Pittenger, Clerk.

         THE COMMONWEALTH OF MASSACHUSETTS
                William Francis Galvin
            Secretary of the Commonwealth
      ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

           ARTICLES OF AMENDMENT           Federal Identification
   General Laws, Chapter 156B, Section 72     No. 04-2731202

We, STEVEN P. MILTON, PRESIDENT and JOHN D. PITTENGER, CLERK, of COMPUTER TELEPHONE CORP. located at 360 SECOND AVE., WALTHAM, MASSACHUSETTS 02154 do hereby certify that these ARTICLES OF AMENDMENT affecting Articles NUMBERED 1 of the Articles of Organization were duly adopted at a meeting held on 09/26/96, by vote of: 5,407,571 shares of Common Stock out of 9,601,155 shares outstanding, being at least a majority of each type, class or series outstanding and entitled to vote thereon:

     To change Article 1 of the Restated Articles of Organization relating to the name of the corporation to read as follows:

    "1. The name by which the corporation shall be known is:
                CTC Communications Corp."

The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
EFFECTIVE DATE: immediately upon filing.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 26th day of September, in the year
1996.

/s/ STEVEN P. MILTON, President
/s/ JOHN D. PITTENGER, Clerk


            THE COMMONWEALTH OF MASSACHUSETTS
                  ARTICLES OF AMENDMENT
         GENERAL LAWS, CHAPTER 156B, SECTION 72

I hereby approve the within articles of amendment and, the filing fee in the amount of $100.00 having been paid, said articles are deemed to have been filed with me this 30th day of September, 1996.

/s/ William Francis Galvin
William Francis Galvin, Secretary of the Commonwealth

           THE COMMONWEALTH OF MASSACHUSETTS
                William Francis Galvin
            Secretary of the Commonwealth
      ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

                                           Federal Identification
                                           No. 04-2731202

            RESTATED ARTICLES OF ORGANIZATION
        General Laws, Chapter 156B, Section 74

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.
                 -----------------------
We, Robert J. Fabbricatore, President, and John D. Pittenger, Clerk, of Computer Telephone Corp., located at:

   360 Second Avenue, Waltham, Massachusetts 02154

do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on August 21, 1995, by vote of 2,487,140 shares of Class 1 Common Stock out of 3,116,937 shares outstanding, being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby: -

1.   The name by which the corporation shall be known is:-

                Computer Telephone Corp.

2. The purposes for which the corporation is formed are as follows:-

     (a) For the sale, installation and service of computer controlled tele-communication systems.

     (b) To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.

3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

                 WITHOUT PAR VALUE          WITH PAR VALUE
                 -----------------          --------------
CLASS OF STOCK   NUMBER OF SHARES    NUMBER OF SHARES   PAR VALUE
--------------   ----------------    ----------------   ---------
Preferred         None                  1,000,000         $1.00
Common            None                 25,000,000         $ .01


4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

          There are two (2) classes of stock of the corporation:
     Common Stock, par value $.01 per share; and Preferred Stock, par value $1.00 per share. A description of each such class of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each such class of stock is as follows:

     A.   RIGHTS AND PRIVILEGES AS TO COMMON STOCK

          The preferences, voting powers, qualifications and special rights or privileges of the Common Stock are as follows:

          1.   DIVIDEND RIGHTS

               (a) The holders of all then outstanding shares of Common Stock shall be entitled to receive dividends, when as and if declared by the Board of Directors of the corporation, out of any funds legally available therefor.

               (b) Nothing in these Articles of Organization shall be taken to mean that the Board of Directors is under any obligation to declare or pay dividends.

          2.   VOTING RIGHTS

               (a) The holder of each share of Common Stock shall be entitled to one vote per share.

     B.   RIGHTS AND PRIVILEGES AS TO PREFERRED STOCK

          1. The Board of Directors may fix, by resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock (to the extent not inconsistent with the preferences, rights and powers of series of Preferred Stock at the time outstanding), the voting powers of stock of such class, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such series within such class, including but without limiting the generality of the foregoing, the following:

               (a) The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such series shall be paid;

               (b)  The right, if any, of the holders of
                    Preferred Stock of such series to convert the same into, or exchange the same for, shares of other series or classes of stock of the corporation and the terms and conditions of such conversions or exchanges;

               (c) The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

               (d) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution or winding up of the corporation; and

               (e) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series.

               2.   At any time when there shall have been
               established and designated one or more series of Preferred Stock consisting of a number of shares which is less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors.

               3. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or the redesignation of any then unissued shares of such series as authorized and unissued Preferred Stock undesignated as to series.

5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

          None.

6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

     (a) The directors may make, amend or repeal the By-Laws in whole or in part, except with respect to any provision thereof which by law or the By-Laws requires action by the stockholders.

     (b) Meetings of the stockholders may be held anywhere in the United States.

     (c) The corporation may be a partner in any business enterprise it would have the power to conduct by itself.

     (d) The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or stockholder of this corporation, or any concern which is a stockholder of this corporation individually, or any individual having any interest in any concern in which any such directors, officers, stockholders or individuals have any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

          (1) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

          (2) no such director, officer, stockholder or individual shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act;

          (3) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contact, transaction or act, and may vote to authorize the same;

               the term "interest" including personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; and

               the term "concern" meaning any corporation, association, trust, partnership, firm, person or other entity other than this corporation.

     (e) No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Sections 61 and 62 of Chapter 156B of the Massachusetts General Laws or any amendment thereto or successor provisions thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty o the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of these Restated Articles inconsistent with this paragraph, shall eliminate or reduce the effect of this paragraph in respect of any manner occurring, or any cause of action, suit or claim that, but for this paragraph would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The date of the fiscal year of the corporation is March 31 each year, and is unchanged.

The names and addresses of certain officers and directors of the corporation are as follows:

     President      Robert J. Fabbricatore
                    55 Pequossette St., 1st Floor
                    Watertown, MA 02172

     Treasurer      John D. Pittenger
     and Clerk      57 Pound St.
                    Medfield, MA 02052

     Directors:

     Robert J. Fabbricatore             Richard J. Santagati
     55 Pequossette St., 1st Floor      8 Farmland Circle
     Watertown, MA 02172                Andover, MA 01810

     Philip J. Richer                   Alphonse M. Lucchese
     351 Berlin Rd.                     15 Bower Circle
     Marlboro, MA 01752                 Sudbury, MA 01776

     J. Richard Murphy
     172 Chestnut St.
     No. Andover, MA 01845

We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles 3 and 4:

            Briefly describe amendments in space below:

     Amendment to Article 3:  Article 3 increases the authorized
Common Stock, $.01 par value per share, from 8,600,000 shares to 25,000,000 shares of Common Stock, par value $.01 per share.

     Amendment to Article 4: Article 4 changes the name of the "Class 1 Common Stock, par value $.01 per share" to "Common
Stock, par value $.01 per share."

Note: The 1,400,000 shares of Class 2 Common Stock were converted to Class 1 Common Stock pursuant to the terms of the Restated
Articles of Organization filed with the Secretary of the Commonwealth on March 4, 1985 thereby eliminating the Class 2
Common Stock.


IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 21st day of August in the year 1995.

/s/ Robert J. Fabbricatore, President
/s/ John D. Pittenger, Clerk


            THE COMMONWEALTH OF MASSACHUSETTS
            RESTATED ARTICLES OF ORGANIZATION
         GENERAL LAWS, CHAPTER 156B, SECTION 74

I hereby approve the within restated articles of organization and, the filing fee in the amount of $16,700.00 having been paid, said articles are deemed to have been filed with me this 23rd day of August, 1995.

/s/ William Francis Galvin
William Francis Galvin, Secretary of the Commonwealth